FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934
                    Date of Report:  November 21, 1995


                            CALTON,  INC.
     (Exact name of registrant as specified in its charter)


         New Jersey           1-8846              22-2433361
     (State or other       (Commission          (IRS Employer
     jurisdiction of       File Number)      Identification Number)
     of incorporation)



                              500 Craig Road
                     Manalapan, New Jersey  07726
   (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (908) 780-1800

Item 5:  Other Events

Calton, Inc. (the "Company" or "Calton") has announced that its Board of Directors has accepted the resignation of Douglas T. Noakes as President, Chief Executive Officer and Director of the Company. In addition, Peter P. Copses, Harry J. Leonhardt, and William L. Mack have resigned as members of the Board.

The Board has elected Anthony J. Caldarone and J. Ernest Brophy to the Board of Directors. In addition, the Board has elected Mr. Caldarone as Chairman, President and Chief Executive Officer of the Company.

Mr. Caldarone, the founder of the Company, served as Chairman, President and Chief Executive Officer of Calton from its inception in 1981 until June 1993. Mr. Brophy, a self-employed attorney and Certified Public Accountant, served as a Director of the Company from March 1983 through November 1985 and from April 1986 through June 1993.

Mr. Caldarone, his wife, Joyce P. Caldarone, and Apollo Advisors, L.P. ("Apollo"), the holder of approximately 20% of the Company's outstanding Common Stock, have entered into an agreement (the "Agreement") pursuant to which Mr. and Mrs. Caldarone acquired from Apollo a total of 2,658,855 shares of Calton Common Stock, representing approximately 10% of the Company's outstanding Common Stock. As a result, Mr. and Mrs. Caldarone will own approximately 4,266,781 shares of Calton Common Stock, representing approximately 16% of the Company's outstanding shares. In connection with the acquisition transaction, Mr. Caldarone was granted a three year proxy by Apollo to vote in the election of directors and certain "rights of first offer" with respect to the 2,658,000 shares of Calton Common Stock which continue to be owned by Apollo. As a result of this arrangement, Mr. Caldarone and his wife will control the vote of approximately 26.1% of the Company's Common Stock for purposes of electing directors. The Agreement also grants Apollo certain "tag-along rights" to sell shares of Calton Common Stock in the event of, and along with, certain transfers of Common Stock made by Mr. and/or Mrs. Caldarone, and contains provisions requiring (i) Apollo, under certain circumstances, to sell the Common Stock owned by it in the event that Mr. and Mrs. Caldarone sell all of the securities of the Company that they own and (ii) Mr. and Mrs. Caldarone to offer to Apollo, under certain circumstances, the opportunity to purchase a pro rata portion of additional securities acquired by Mr. and/or Mrs. Caldarone from the Company.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Calton, Inc.
                                  (Registrant)



                              By: /s/ Bradley A. Little
                                  Bradley A. Little
                                  Senior Vice President-Finance
                                  of Calton, Inc.

Date:  November 29, 1995